Exhibit 99.1

Kiwibox Accepted into YouTube Partner Program

Leading teen social network and online magazine to receive share of all advertising revenue generated from exclusive online videos on YouTube

New York, January 20, 2009 – Magnitude Information Systems, Inc. (Magnitude) (OTC Bulletin Board: MAGY.OB – News) disclosed today the following developments concerning Kiwibox, its primary business unit.

Kiwibox (http://Kiwibox.com), a leading social networking destination and online magazine for teens, today announced that it has officially been accepted into the YouTube Partner Program.  Now, the company will be able to share in advertising revenue from the over 500 Kiwibox exclusive videos appearing on YouTube.

YouTube created their Partner Program so that companies like Kiwibox can profit from their originally produced online videos.  The videos appearing on YouTube’s Kiwibox Channel (http://youtube.com/KiwiboxMedia) feature exclusive interviews with musicians and celebrities such as: Alicia Keys, Katy Perry, Lauren Conrad, Mark Wahlberg and many more.

“Our goal at Kiwibox is to provide the best content across as many platforms as possible and our relationship with YouTube is evidence of our commitment to bringing our content to a wide audience,” said Mike Howard, COO of Kiwibox. “By entering into YouTube’s Partner Program, we’re taking that relationship one step further and monetizing our exclusive Kiwibox videos.”

Since its founding in 1999, Kiwibox has been a leader in the teen space due in part to solid partnerships with companies such as Universal Music Group, Burst Media, Quattro Wireless and 4INFO. In August, the company launched Kiwibox 2.0 with new innovations including: enhanced profiles, daily entertainment news, a revamped game section, exclusive video content and a mobile version of the site.

For more information on Kiwibox or to join the community, visit http://Kiwibox.com and the Kiwibox Channel on YouTube at: http://youtube.com/KiwiboxMedia.

About Kiwibox
Founded in 1999, Kiwibox.com is the first social networking destination and online magazine where teens produce, discover, and share content. Kiwibox members are teens in the know who go to Kiwibox to enjoy personalized content and share their interests with peers. Kiwibox provides one of the largest distribution and marketing channels to connect advertisers with the highly sought after teen audience, in a controlled and interactive environment. Kiwibox is the primary business unit of Magnitude Information Systems, Inc. (Magnitude) (OTC Bulletin Board: MAGY.OB – News). For more information, visit http://Kiwibox.com.

About YouTube
YouTube is the world’s most popular online video community allowing millions of people to discover, watch and share originally-created videos. YouTube provides a forum for people to connect, inform and inspire others across the globe and acts as a distribution platform for original content creators and advertisers large and small. YouTube, LLC is based in San Bruno, CA and is a subsidiary of Google Inc.

Media Contact

Sean Carney
Dukas Public Relations on behalf of Kiwibox
(646) 808-3610
sean@dukaspr.com